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                                                                    Exhibit 99.1

EDITORIAL CONTACT:                                        FINANCIAL CONTACT:
Timothy Powers                                            Steve Casey
RSA Security Inc.                                         RSA Security Inc.
(781) 301-5344                                            (781) 301-5131
tpowers@rsasecurity.com                                   scasey@rsasecurity.com

                              FOR IMMEDIATE RELEASE

        RSA Security Announces Agreement to Acquire Securant Technologies

  Award-Winning ClearTrust Authorization Solution Joins RSA Security's Market-
               Leading Authentication, PKI and Encryption Products

                Company to Discuss Transaction in Teleconference
                                and Webcast Today

BEDFORD, MASS., JULY 31, 2001 - RSA Security Inc. (Nasdaq: RSAS) today announced it has signed an agreement to acquire Securant Technologies, Inc., a privately held company that develops and delivers the award-winning ClearTrust(TM) authorization solution. The consideration for the acquisition is $136.5 million in cash, plus acquisition costs. RSA Security will account for this transaction using purchase accounting. It is anticipated that the closing will occur in August 2001, subject to customary closing conditions, including obtaining required governmental approvals.

RSA Security expects this transaction to add approximately $3 to $4 million to revenue of its core operating business in Q3, $5 to $7 million in Q4, and $35 to $40 million in 2002. The company expects that in Q3 this transaction will be dilutive to the earnings of its core operating business in the range of $0.01 to $0.03, breakeven to accretive by up to $0.02 in Q4 of 2001, and accretive by $0.05 to $0.08 cents in 2002, excluding goodwill amortization.

RSA Security will hold a conference call today to discuss this acquisition at approximately 8:30 a.m. E.D.T. The dial-in number for this conference call in the United States is 888-603-9221, the number for international calls is 630-395-0495; both numbers have a pass code of 731 RSAS. A replay of this conference call will be available for two days. In addition, a live Web cast of this conference call will be available on the "Investor" page of the company's Web site. Webcast participants should register approximately 15 minutes prior to the event to download and install any necessary software. A replay of this Webcast will be available for two business days.

"Omgeo chose Securant's ClearTrust authorization solution to enable role-based control of its Intelligent Trade Management Solutions(SM), including the settlement portal," said George Wrenn, director of portal development of Omgeo, a global joint venture of the Depository Trust & Clearing Corporation (DTCC) and Thomson Financial. "The acquisition should prove to be beneficial for Omgeo and other industry participants as RSA Security will be able to produce additional powerful solutions for the industry."


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"Authorization has always been part of RSA Security's mission to enable secure
e-business by ensuring the authenticity of people, devices and transactions," said Art Coviello, CEO and president at RSA Security. "This acquisition will help us fulfill that mission. We started with RSA SecurID authentication solutions to help organizations ensure the identity of users. We are adding the ClearTrust authorization solution to enable organizations to control what those users see or do once they have been authenticated. RSA BSAFE encryption software is designed to ensure the privacy and integrity of information and our RSA Keon PKI solutions are designed to ensure the integrity of the transactions users have been authorized to conduct."

"Authorization is an important part of enabling e-commerce, and a natural complement to RSA Security's current capabilities," said Charles Kolodgy, research manager at IDC. "Securant is a technology leader in this segment, and RSA Security's acquisition should enable the company to offer even stronger authorization solutions. This move should add a healthy dose of competition to the market, which can help the segment grow and expand technology innovation."

"RSA Security's acquisition of Securant is a very positive step for the company," said Dr. Verena Salzmann, consultant at research firm DataMonitor. "Adding an authorization solution is an organic move that extends the company's product range."

NEW PRODUCT TO SERVE EXPANDING MARKET
RSA Security believes this acquisition will enable it to provide leadership in the growing authorization market segment. According to the research firm IDC, the Web-based authorization market segment is expected to grow at a compound annual rate of nearly 70 percent over the next four years. This increase is being driven by organizations that need to both expand the number and types of users who can access their networks, applications and Web sites, and at the same time, consolidate their numerous Web sites under a comprehensive portal management system.

Acquiring Securant enables the company to offer an award-winning authorization product that is also a natural complement to RSA Security's authentication, PKI and encryption solutions. Securant's ClearTrust was recently named the best product in the authorization market segment, winning both Network Computing's Editor's Choice and NetworkWorld's Blue Ribbon awards. These tests included competitors such as Entrust, Oblix, Netegrity, Open-Networks, Entegrity, Baltimore and Symantec.

Compared with other authorization solutions, ClearTrust has been recognized for the following primary business benefits:

     -    Total solution scalability
     -    Speed of deployment
     -    Intuitive and cost-effective user management, and
     -    Open, interoperable Java-based architecture with full LDAP integration

ABOUT RSA SECURITY INC.
RSA Security Inc., The Most Trusted Name in e-Security(TM), helps organizations build secure, trusted foundations for e-business through its RSA SecurID two-factor authentication, RSA BSAFE encryption and RSA Keon digital certificate management systems. With approximately


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one billion RSA BSAFE-enabled applications in use worldwide, more than nine million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

                                      # # #

RSA, Keon, SecurID and BSAFE are registered trademarks, and The Most Trusted Name in e-Security is a trademark of RSA Security Inc. ClearTrust is a trademark of Securant Technologies, Inc.

This press release contains forward-looking statements relating to (1) RSA Security's plan to release a new authorization product, (2) the growth of the authorization market, and (3) the completion and anticipated financial results of the Company's acquisition of Securant. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results with respect to the release of a new product to differ materially from those indicated by such forward-looking statements are operational delays in development, technical difficulties, software bugs and errors, changes in customer requirements and industry standards, technological changes in the computer industry, competitive pressures and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on March 28, 2001 and Quarterly Report on Form 10-Q filed on May 15, 2001. In addition, a number of important factors could cause actual results with respect to the growth of the authorization market to differ materially from those indicated in the forward-looking statements, including competitive pressures, changes in customer and market requirements and standards, market acceptance of new technologies, technological changes in the computer industry, general economic conditions and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on March 28, 2001 and Quarterly Report on Form 10-Q filed on May 15, 2001. Finally, the completion of RSA Security's acquisition of Securant is subject to certain customary closing conditions, and a number of important factors could cause the actual financial results of the acquisition for RSA Security to differ materially from those indicated by forward-looking statements in this press release, including general economic factors; the company's failure to attract and retain key Securant employees, integrate Securant's products with RSA Security's product lines and integrate Securant's employees into RSA Security's organization; and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on March 28, 2001 and Quarterly Report on Form 10-Q filed on May 15, 2001.